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                                                                  Exhibit No. 12

                            Webster Management Corporation
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                    20 Exchange Place, New York, N.Y. 10005   Tel: 212-510-5050


                                                              September 19, 1990




Kidder, Peabody Municipal Money Market Series
20 Exchange Place
New York, New York  10005

Dear Sirs:

     Webster Management Corporation ("Webster") hereby represents and warrants that the 40,000 shares, 30,000 shares and 30,000 shares of the Connecticut Series, New Jersey Series and New York Series, respectively, of Kidder, Peabody Municipal Money Market Series (the "Fund") which Webster is purchasing on the date hereof (the "shares") at a price of $1.00 per share are being purchased for investment and not with a view of the distribution or resale thereof and Webster has no present intention to redeem or dispose of any of the shares.

     Webster also hereby agrees that it will not redeem any of the shares prior to the time the Fund has completed the amortization of its organizational expenses. In the event that a Series liquidates before the deferred organizational expenses are fully amortized, then the shares of such Series shall bear their proportionate share of such unamortized organizational expenses based on the ratio the number of shares redeemed bears to the number of shares purchased on the date hereof.

                              Very truly yours,

                              WEBSTER MANAGEMENT CORPORATION



                              By: /s/
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